STOCK PURCHASE AGREEMENT

         AGREEMENT made as of this 15th day of June 1999 but effective as of the Closing, by and between Max Rutman, Andrea Rutman and Paulina Rutman (collectively the "Sellers"), and Bio-Aqua Systems, Inc., a Florida corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Sellers are the owners of all of the issued and outstanding stock (the "Shares"), of Profeed, Inc. ("Profeed"), a Bahamian corporation; and

         WHEREAS, Purchaser desires to purchase from Sellers and Sellers desire to sell to Purchaser, the Shares upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

         1.   PURCHASE AND SALE OF THE SHARES.

              a. Purchase and Sale. Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), Sellers agree to sell the Shares to Purchaser and Purchaser agrees to purchase the Shares from Sellers, free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description.

         2.   CONSIDERATION.

              a. Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be an aggregate of One Million Three Hundred Thousand Dollars ($1,300,000) to Sellers, of which $400,000 will be paid from the proceeds of Purchaser's initial public offering and the balance will be paid, under the discretion out of: (1) 5% of Purchaser's gross revenues per quarter, but in no event greater than 20% of Purchaser's gross income per quarter, from the sale of products sold under the Tepual(Trademark) and Inual(Trademark) brands; (2) third party financing; or (3) working capital.

         3.   CLOSING.

              a. Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the effective date of the Registration Statement on Form SB-2 as filed by Purchaser with the Securities and Exchange Commission.


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         4.   REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby
represent and warrant to Purchaser as follows:

              a. Status of Sellers and Shares. Sellers are the sole beneficial owner of the respective Shares, and own the Shares, free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

              b. Organization. To Sellers' knowledge, Profeed is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, is duly qualified to do business and is in good standing in any jurisdiction its business requires qualification.

              c. Inual(Trademark) and Tepual(Trademark) Brands, Trademarks and Marks.

                   (i) All Inual(Trademark) and Tepual(Trademark) Brands, Trademarks and Marks that have been registered with the appropriate authorities are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                   (ii) No Brands, Trademarks or Marks have been or are now involved in any opposition, invalidation, or cancellation and, to Seller's knowledge, no such action is threatened with the respect to any of the Brands, Trademarks or Marks.

                   (iii) To Seller's knowledge, there is no potentially interfering trademark or trademark application of any third party.

                   (iv) No Brands, Trademarks or Marks are infringed or, to Seller's knowledge, have been challenged or threatened in any way. None of the Brands, Trademarks or Marks used by Seller infringe or are alleged to infringe any trade name, trademark, or service mark of any third party.

                   (v) All products and materials containing Brands, Trademarks and Marks bear the proper registration notice where permitted by law.

                   (vii) The transfer of the shares will not result in the loss of any brands, trademarks or marks held by the Purchaser.

              d. Due Authorization. This Agreement has been duly authorized by each Seller and is a validly binding and legally enforceable obligation of each Seller enforceable in accordance with its terms.

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         5.   REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF PURCHASER.
Purchaser hereby represents, warrants and acknowledges to Sellers as follows:

              a. Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

              b. Corporate Power of Purchaser. Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

              c. Due Authority. Purchaser has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary corporate action on the part of Purchaser, including shareholder approval, if required. This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default under, any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over Purchaser.

              d. No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Articles of Incorporation or By-Laws of Purchaser; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which Purchaser is a party; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Purchaser, or upon the properties or business of Purchaser; or (iv) violate any statute, law or regulation of any jurisdiction applicable to Purchaser.

         6.   CLOSING ITEMS.

              a. Purchaser's Deliveries. At Effective Date, Purchaser shall deliver to Sellers the following monies and documents:

                   (i) a certified copy of a resolution of Purchaser's Board of Directors authorizing the execution and delivery of this Agreement and the purchase of the Shares.

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                   (ii)  other purchase documents: all such documents and
instruments as Sellers and their counsel may reasonably request in connection with the consummation of the transaction contemplated by this Agreement.

              b. Sellers' Deliveries. At Effective Date, Sellers shall deliver to Purchaser the following rights and documents for the following:

                   (i) all the rights to the brands, trademarks and patents "Inual(Trademark);"

                   (ii) all the rights to the brands, trademarks and patents "Tepual(Trademark);"

                   (iii) assignment and assumption of all future rights to the brands, trademarks and patents "Inual(Trademark)" and "Tepual(Trademark) executed by Max Rutman;"

                   (iv) agreements and assignments of trade names and trademarks between Max Rutman and Profeed, Inc.;

                   (v)   assignment and assumption agreements; and

                   (vi) certificates representing the shares issued in the names of the Purchaser, free and clear of any legends or restrictions.

         7.   MISCELLANEOUS.

              a. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

              b. Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereinafter):

                   (i)   If to Sellers, to:
                         Tepual S.A.
                         159 General Ekdhal 159
                         Santiago, Chile

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                   (ii)  If to the Purchaser, to:
                         Atlas, Pearlman, Trop & Borkson, P.A.
                         200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                         Attention: Brian Pearlman, Esq.

              c. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

              d. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

              e. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

              f. Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Florida, without giving effect to the conflicts of law principles thereof.

              g. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

              h. Arbitration. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance or termination, which the parties hereto are unable to resolve within a reasonable time after written notice from one (1) party to the other of the existence of such controversy or dispute shall be determined by arbitration. Such arbitration shall be in accordance with the rules and procedures then in effect of the American Arbitration Association. The costs and expenses of such arbitration, including attorney's fees and expenses, shall be awarded as determined by the arbitrators.

              i. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       SELLERS:

                                       /s/  Max Rutman
                                       ------------------------------------
                                       Max Rutman


                                       /s/  Andrea Rutman
                                       ------------------------------------
                                       Andrea Rutman


                                       /s/  Paulina Rutman
                                       ------------------------------------
                                       Paulina Rutman


                                       PURCHASER:

                                       BIO-AQUA SYSTEMS, INC.

                                       By: /s/ David Mayer
                                           --------------------------------
                                           David Mayer
                                           Director, Assistant Secretary

                                       By: /s/ Guillermo Quiroz
                                           --------------------------------
                                           Guillermo Quiroz
                                           Director, Chief Financial Officer

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